                                                                       EXHIBIT 5
                          [J. FURMAN LEWIS LETTERHEAD]

                                          March 29, 1995

THE WILLIAMS COMPANIES, INC.
ONE WILLIAMS CENTER
TULSA, OKLAHOMA 74172

Ladies and Gentlemen:

     I am general counsel for The Williams Companies, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") by the Company of (i) an aggregate of up to 10,174,538 shares (the "Additional Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), with the attached preferred stock purchase rights (the "Rights", and, unless the context otherwise requires, such term shall be deemed to be included in all references to "Common Stock") issuable pursuant to the terms of the Agreement and Plan of Merger, dated as of December 12, 1994, as amended (the "Merger Agreement"), among the Company, WC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Transco Energy Company, a Delaware corporation, (ii) an aggregate of up to 2,500,000 shares of the Company's Cumulative Convertible Preferred Stock, $3.50 Series (par value $1.00 per share) (the "Preferred Shares"), which Preferred Shares are issuable pursuant to the terms of the Merger Agreement, and (iii) an aggregate of up to 3,906,250 shares of Common Stock with the attached Rights (the "Reserved Shares") which are currently reserved for issuance upon conversion of the Preferred Shares. This opinion is being delivered in connection with the registration under the Securities Act of the Additional Shares, the Preferred Shares and the Reserved Shares (collectively, the "Registered Shares") in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Registration Statement on Form S-4 (File No. 33-57639) relating to the Registered Shares, as filed with the Securities and Exchange Commission (the "Commission") on February 9, 1995 under the Securities Act as amended on March 24, 1995 and March 29, 1995 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) specimen certificates evidencing the Common Stock and the form of specimen certificates evidencing the Preferred Shares;
(iii) the Merger Agreement; (iv) the Restated Certificate of Incorporation and the By-laws of the Company, each as amended to the date hereof; (v) the form of the Certificate of Designation, Preferences and Rights of the Preferred Shares;
(vi) the Amended and Restated Rights Agreement dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York; and (vii) resolutions adopted by the Board of Directors of the Company on December 11, 1994 relating, among other things, to the issuance of the Registered Shares. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that the certificates representing the Additional Shares, the Preferred Shares and the Reserved Shares have been or will be signed by facsimile or otherwise by authorized officers of the Company and of the transfer agent for the Common Stock or the Preferred Shares, as the case may be, and registered by the registrar for the Common Stock or the Preferred

Shares, as the case may be, and conform and will conform to the specimens thereof examined by me. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     I am admitted to the Bar in the State of Oklahoma, the jurisdiction in which the Company has its principal place of business, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent specifically set forth herein.

     Based upon and subject to the foregoing, I am of the opinion that:

          1. The issuance of the Additional Shares and the Preferred Shares has been duly and validly authorized by the Company and, when issued in accordance with the terms of the Merger Agreement and as set forth in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

          2. The issuance of the Reserved Shares has been duly and validly authorized by the Company and, when issued upon conversion of the Preferred Shares, such shares will be validly issued, fully paid and nonassessable.

     This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

     I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ J. FURMAN LEWIS
                                          --------------------------------------
                                          J. Furman Lewis
                                          Senior Vice President and
                                            General Counsel